MARQUEST FINANCIAL, INC.

FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE THREE AND NINE MONTHS
ENDED SEPTEMBER 30, 2007

MARQUEST FINANCIAL, INC.

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$16,975	$1,126
Commissions and fees receivable	3,065	14,096
Employee advances	4,880	1,973
Prepaid expenses and deposits	7,435	11,541
Total current assets	32,355	28,736

Equipment and improvements:
Office equipment and fixtures	182,671	182,671
Less accumulated depreciation	(117,877)	(107,717)
Net equipment and fixtures	64,794	74,954

Total assets	$97,149	$103,690

See notes to financial statements.

MARQUEST FINANCIAL, INC.

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)

LIABILITIES AND STOCKHOLDER EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$44,213	$40,512
Accrued expenses	38,790	37,529
Notes payable	61,440	49,828
Due to related parties	60,559	73,559
Current maturities of capital lease obligations	8,858	8,924
Total current liabilities	213,860	210,352

Capital lease obligations - less current maturities	37,248	43,967

Total liabilities	251,108	254,319

Stockholder's equity (deficit):
Common stock ($.01 par value; 50,000 shares authorized; 1,000 shares issued and outstanding)	10	10
Additional paid in capital	195,573	263,459
Accumulated deficit	(349,542)	(414,098)

Total stockholder's deficit	(153,959)	(150,629)

Total liabilities and stockholder's equity (deficit)	$97,149	$103,690

See notes to financial statements.

MARQUEST FINANCIAL, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Net revenues	$222,546	$247,736	$774,397	$805,618

Operating expenses:
Selling	140,991	188,634	472,966	633,201
General and administrative	58,578	78,756	212,614	230,721
Depreciation expense	3,387	5,483	10,160	16,450

Total operating expense	202,956	272,873	695,740	880,372

Operating income (loss)	19,590	(25,137)	78,657	(74,754)

Interest expense	5,221	4,085	14,101	11,092

Income (loss) before income tax provision	14,369	(29,222)	64,556	(85,846)

Income tax provision	-	-	-	40,000

Net income (loss)	$14,369	$(29,222)	$64,556	$(125,846)

See notes to financial statements.

MARQUEST FINANCIAL, INC.

STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$64,556	$(125,846)
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	10,160	16,450
Deferred income taxes	-	40,000
Changes in operating assets and liabilities:
Commissions and fees receivable	11,031	(23,694)
Employee advances	(2,907)	4,432
Prepaid expenses and deposits	4,106	-
Accounts payable	3,701	6,435
Accrued expenses	1,261	800

Net cash flows provided by (used in) operating activities	91,908	(81,423)

Cash flows from investing activities:
Purchases of computer equipment	-	(5,641)

Net cash flows used in investing activities	-	(5,641)

Cash flows from financing activities:
Proceeds from short-term note payable	11,612	-
Advances from (repayments to) related parties	(13,000)	80,000
Principal payments on capital lease obligations	(6,785)	-
Capital distributions	(67,886)	(24,628)

Net cash flows provided by (used in) financing activities	(76,059)	55,372

Net increase (decrease) in cash and cash equivalents	15,849	(31,692)

Cash and cash equivalents, beginning of year	1,126	28,320

Cash and cash equivalents, end of year	$16,975	$(3,372)

Supplemental disclosure of cash-flow information:
Cash paid during the period for interest	$4,794	$3,171

Non-cash investing and financing activities:
Forgiveness of stockholder receivable considered a return of capital	$-	$69,450

See notes to financial statements.

MARQUEST FINANCIAL, INC.

NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2007

1	BASIS OF PRESENTATION

The accompanying unaudited financial information has been prepared by Marquest Financial, Inc. (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10Q and article 10 of Regulation S-X of the Securities and Exchange Commission (SEC). Accordingly, it does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair statement of this financial information have been included. Financial results for the interim period presented are not necessarily indicative of the results that may be expected for the fiscal year as a whole or any other interim period. This financial information should be read in conjunction with the audited financial statements and notes for the years ended December 31, 2006 and 2005.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Marquest Financial, Inc. (the Company), based in Bloomington, Minnesota, is a mortgage broker assisting homeowners in refinancing their home mortgages and assisting prospective home buyers in qualifying for a home mortgage and brokering the financing. Its principal market is the United States.

Revenue Recognition

Commissions and loan fees generated by the Company are recognized at the time the loan closes.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MARQUEST FINANCIAL, INC.

NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2007

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, as clarified by FIN No. 48, which requires an asset and liability approach to financial accounting and reporting for income taxes. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

3	NOTES PAYABLE

The note payable consists of a 16% note secured by all assets of the Company and a personal guarantee by the stockholder of the Company. The sole stockholder has also pledged 3,000,000 share of the lender’s common stock that is owned personally. Accrued interest on this note totaled $37,257 and $27,949 as of September 30, 2007 and December 31, 2006, respectively. In connection with the acquisition of the Company by Webdigs, LLC on October 22, 2007 (see Note 6), the entire note balance of $49,828 and the related accrued interest of $37,257 was assumed personally by the former stockholder of the Company.

In July 2007, the Company obtained an interest free advance from a customer totaling $24,273. As of September 30, 2007, a balance of $11,612 remained due to the Company’s customer. On October 16, 2007, the Company repaid the entire remaining balance due of $11,612.

4	DUE TO RELATED PARTY

During 2006, two separate related parties contributed $80,000 to the Company in support of ongoing working capital obligations. There are no formal agreements in place and therefore no stated interest rates. The loans are due on demand. One party loaned the Company $50,000. No interest was paid or accrued on this loan for the nine months ended September 30, 2007 and 2006. A second party loaned $30,000. The Company has paid interest to the second party totaling $2,880 and $1,280 at an effective rate of 12% during the nine months ended September 30, 2007 and 2006, respectively.

At December 31, 2006, a balance of $73,559 remained outstanding. The Company has repaid an additional $13,000 in the first quarter of 2007. The remaining unpaid balance at September 30, 2007 totaling $60,559 was repaid with member units in Webdigs, LLC, the entity which acquired the Company on October 22, 2007.

MARQUEST FINANCIAL, INC.

NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2007

5	INCOME TAXES

The provision for income taxes for the nine months ended September 30 consists of the following:

	2007	2006
Current:
Federal	$-	$-
States	-	-
-		-

Deferred:
Federal	-	24,000
States	-	16,000

-		40,000

Provision for income taxes	$-	$40,000

As of June 30, 2006, the Company determined that a valuation allowance was required for the deferred tax assets totaling $40,000 that were recorded as of December 31, 2005. Accordingly, a charge of $40,000 was recorded to the income tax provision to remove the existing deferred tax assets.

The differences between the federal and state statutory income tax rate and the actual tax rates result principally from the following:

	2007		2006
	Amount	Percent	Amount	Percent

Expected income tax	$16,100	25.0%	$(21,500)	(25.0)%
Non-deductible expenses	-	-	200	0.2
Valuation allowance	(16,100)	(25.0)	61,300	71.4

Provision for income taxes	$-	-%	$40,000	46.6%

MARQUEST FINANCIAL, INC.

NOTES TO FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2007

The deferred tax assets and liabilities consisted of the following at September 30:

	2007	2006
Deferred tax assets (liabilities):
Net operating loss carryforwards	$32,900	$53,500
Accrual to cash basis adjustments	18,100	13,700
Depreciation	(5,800)	(5,900)

Net deferred tax assets	45,200	61,300
Valuation allowance	(45,200)	(61,300)

Net deferred tax assets	$-	$-

At September 30, 2007, net operating loss carryforwards totaling $130,000 begin to expire in 2022 and continue through 2027. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences will become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. The Company has recorded a full valuation allowance against its net deferred tax assets because it is not currently able to conclude that it is more likely than not that these assets will be realized.

6	SUBSEQUENT EVENTS

On October 22, 2007, Webdigs, LLC (a private company) acquired all outstanding stock in the Company. Webdigs, LLC issued 64,000 member units to pay for the acquisition of all of the Company’s outstanding stock. At the time of sale, the 64,000 units issued by Webdigs, Inc. had an estimated value of $64,000. Webdigs, Inc. is an on-line real estate broker who plans to offer the Company’s mortgage brokerage services as a complementary service to its own real estate customers. Marquest Financial, Inc. will continue as a wholly owned subsidiary of Webdigs, LLC.